Collectors Universe Reports Results for Second Quarter Ended December 31, 2007

NEWPORT BEACH, CA – February 11, 2008 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, diamonds and colored gemstones, today announced financial results for its second fiscal quarter of 2008 ended December 31, 2007.

For the second fiscal quarter of 2008, the Company reported net revenues of $10.0 million and a loss from continuing operations of $1.4 million, or $0.17 per diluted share.  This compares to net revenues of $8.8 million and a loss from continuing operations of $180,000, or $0.02 per diluted share, for the second fiscal quarter of 2007.  Revenues in the current second quarter benefited from $816,000 of product sales which are not an integral part of the Company’s on-going revenue generating activities.  Results for the second quarter of fiscal 2008 include a charge of $822,000 to warranty expense related to the receipt of an unusually large number of grading warranty claims involving relatively high-value coins.

For the six months ended December 31, 2007, the Company recorded net revenues of $20.8 million and a loss from continuing operations of $1.5 million, or $0.18 per diluted share, as compared to net revenues of $18.7 million and income from continuing operations of $203,000, or $0.02 per diluted share, for the same six months of fiscal 2007.  Revenues in the six months ended December 31, 2007, benefited from $907,000 of product sales, which are not an integral part of the Company’s on-going revenue generating activities, as compared to $130,000 of such revenues in the same six months last year.  Results for the six months ended December 31, 2007, include the aforementioned $822,000 charge to warranty expense recorded in this year’s second quarter.

Operational and Financial Highlights

▪	A 5% quarter-over-quarter increase in service revenues to $9.1 million, a record for second quarter service revenues.

▪	A 25% increase in jewelry grading revenues due to increased volume during the 2007 holiday season.

▪	Ongoing investment in the firm’s diamond and gemstone grading business to build greater brand recognition and acceptance.

▪	A $0.25 cash dividend per common share for the quarter ended December 31, 2007, compared to $0.08 per common share for the same year ago quarter.

Michael Haynes, Chief Executive Officer, stated, “Our  second fiscal quarter is typically the most challenging seasonal quarter for our collectibles group, the largest segment of our current operations with approximately 95% of our consolidated revenue.   The revenue contribution made by our legacy collectibles businesses was up 4% even with one less coin trade show in the year-over-year second quarter, which is a venue where we have exceptionally high average fees. Our developing jewelry segment posted a 25% increase in net revenues due to the continued successful execution of the growth plans for this group in taking and then expanding our market share.  Nonetheless, the jewelry segment posted a higher operating loss as compared to the prior year, which partly reflects increased investment in our colored gemstone business, as we work to complete the capacity and product design for the Fast Track service.  Also, unallocated costs, generally associated with corporate overhead, fell by approximately 9% in the second quarter of fiscal 2008 as compared to the prior year.

Collectors Universe, Inc.

“Notwithstanding these satisfactory results, we accrued a charge to increase our warranty reserve at December 31, 2007, relating to several claims under our coin warranty that we experienced in January 2008, the extent of which, we have not seen in over 15 years,” Haynes continued.  “Approximately half of this charge relates to two coins originally minted prior to 1800 that were not certified in recent years.  In early 2006, we increased our fees substantially for this class of very rare coins and increased the operational review and scrutiny of this class of coins.  Since this change in operations, we now have eight of our top experts, with cumulative experience of more than 150 years, examine and agree on each coin we certify in this class.  It is precisely because of our warranty and our numismatic expertise that we are highly regarded in the industry both with dealers and consumers and reap the associated financial rewards for our position.”

Second Fiscal Quarter Operating Results

Net revenues totaled $10.0 million for the three months ended December 31, 2007, an increase of 13% compared to $8.8 million for the same period of the prior fiscal year.  Excluding product sales, our service revenues grew by 5% over the prior year’s second quarter and comprised increases in authentication and grading service fees of 3% and increases in other related service revenues of 17%.  Product sales are sales of collectible coins acquired by us under the terms of our coin grading warranty and are not considered to be an integral part of our main revenue generating activities.  Therefore these product sales are not expected to generate any meaningful profit.

Services gross profit margin was 34% in the second fiscal quarter of 2008 compared to 51% in the same quarter of last year.  The decrease was primarily attributable to the aforementioned increased warranty costs of $822,000, or 9% of service revenues for the quarter, and costs incurred by the Company’s early stage diamond and colored gemstone grading businesses as the Company builds grading capacity in support of anticipated increased revenues in future periods.  In addition, the decline in gross profit margin was due to a decline in coin grading revenue at trade shows because one less show was held in the fiscal second quarter of 2008 versus the prior year’s second quarter, resulting in a reduction in on-site coin grading revenues in this year’s second quarter.

Operating expenses totaled $5.9 million for the three months ended December 31, 2007, as compared to $5.3 million for the three months ended December 31, 2006.  The quarter-over-quarter increase reflects an increase of $0.4 million in selling and marketing expenses primarily associated with the higher promotion costs for the jewelry businesses as discussed above and, to a lesser extent, higher costs incurred to promote our currency and autograph grading businesses.  In addition, higher intangibles amortization costs were incurred relating to capitalized software projects.

The resulting operating loss was $2.7 million for the three months ended December 31, 2007, as compared to an operating loss of $0.9 million for the three months ended December 31, 2006.

Income from continuing operations benefited from interest income of $0.3 million in the current second quarter, compared with $0.5 million in the second quarter of last year.  The reduction in interest income reflects a shift of funds into tax free investments and lower available cash balances compared to the second quarter of fiscal 2007.

Year to Date Comparison

Net revenues totaled $20.8 million for the six months ended December 31, 2007, an increase of 11% compared to $18.7 million for the same period of the prior fiscal year.  Excluding product revenues as discussed above, service revenues increased by 7% over the prior year’s six month period and was comprised of increases in authentication and grading service fees of 6% and increases in other related service revenues of 16%.

Services gross profit margin was 44% in the first half of fiscal 2008 compared to 54% in the same period last year.  The decrease was primarily attributable to the increased warranty costs of $822,000 recognized in the second quarter, costs incurred by the Company’s early stage diamond and colored gemstone grading businesses and, to a lesser extent, increased direct costs in our coin operations.

Operating expenses totaled $12.1 million for the six months ended December 31, 2007, as compared to $10.7 million for the comparable year ago period.  The increase reflects an increase of $1.2 million in selling and marketing expenses primarily associated with the higher promotion costs for the jewelry businesses and, to a lesser extent, higher costs incurred at collectibles trade shows and business development cost for our currency and autograph businesses.  Contributing to the increase in selling and marketing expenses incurred by our jewelry businesses is the fact that our results of operations in the first six months of this fiscal year include a full six months of the operations of our colored gemstone grading business, whereas we owned that business for only 4.5 months during the same six months of fiscal 2007.  In addition, higher intangibles amortization costs of $0.2 million were incurred primarily relating to capitalized software projects and intangible assets acquired in the purchase of the Company’s colored gemstone business.

Collectors Universe, Inc.

The resulting operating loss was $3.3 million for the six months ended December 31, 2007, as compared to an operating loss of $745,000 for the six months ended December 31, 2006.

Income from continuing operations benefited from interest income of $0.7 million in the first half of fiscal 2008 compared with $1.1 million in the same year ago period.  The reduction in interest income reflects a shift of funds into tax free investments and lower available cash balances compared to the first half of fiscal 2007.

Financial Condition

At December 31, 2007, cash and cash equivalents totaled $32.3 million compared with $42.4 million at June 30, 2007.  Net cash usage was $10.1 million for the first six months of fiscal 2008, consisting of cash dividends to stockholders of $4.3 million, expenditures for capital equipment and software of $1.6 million, net advances made to collectibles dealers by Collectors Finance Corp. of $0.9 million and cash used in operations of $3.5 million.  At December 31, 2007, the Company had working capital of $36.7 million and no long-term debt.

Outlook

Haynes continued, “The March fiscal quarter for our legacy collectibles business is seasonally much improved over the December quarter.  Our jewelry group is now building for the next holiday season and at the same time, increasing volume year over year. We have substantially completed the construction of our diamond services facility in our physical location, our operations design and our services menu.  Now, our diamond business leadership can focus almost entirely on sales and new customer creation.  Our colored gemstone business is close to completion of its physical location, which we expect will result in more efficient operations, and its services menu is almost complete.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Monday, February 11 at 5:00 p.m.  Eastern/2:00 p.m. Pacific.  Interested parties may participate in the conference call by dialing 800-219-6110 or 303-262-2139, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through February 25, 2008, by dialing 800-405-2236 or 303-590-3000 and entering access code 11108671#.  A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com, under Investor Relations: Earnings Conference Calls.  The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstones markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Collectors Universe, Inc.

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond and colored gemstone markets, and to offer new services in our existing markets will not be successful in enabling us to improve our profitability or may even cause us to incur losses.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2007which we filed with the Securities and Exchange Commission on September 13, 2007.  Due to those risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual Report or Quarterly Reports filed with the Securities and Exchange Commission.

Contact:

Joe Wallace
Chief Financial Officer
Collectors Universe
949-567-1245
Email: jwallace@collectors.com

Lenny Santiago
Investor Relations
The Piacente Group, Inc.
212-481-2050
Email: lenny@thepiacentegroup.com

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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	December 31,	June 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$32,279	$42,386
Accounts receivable, net of allowance of $77 at December 31, 2007 and $60 at June 30, 2007	2,337	1,276
Refundable income taxes	1,220	1,220
Inventories, net	527	442
Prepaid expenses and other current assets	1,499	1,060
Customer notes receivable, net of allowance of $25 at December 31, 2007 and $23 at June 30, 2007	3,464	2,536
Net deferred income tax asset	2,346	1,020
Receivables from sale of net assets of discontinued operations	92	92
Total current assets	43,764	50,032

Property and equipment, net	4,402	4,081
Goodwill	13,041	12,884
Intangible assets, net	10,170	10,365
Note receivable from sale of discontinued operation	183	229
Other assets	509	510
	$72,069	$78,101
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$658	$1,435
Accrued liabilities	2,549	2,154
Accrued compensation and benefits	1,424	1,988
Income taxes payable	292	14
Deferred revenue	2,088	2,233
Current liabilities of discontinued operations held for sale	26	-
Total current liabilities	7,037	7,824

Deferred rent	451	477
Other long-term liabilities	40	40
Net deferred income tax liability	1,013	869
Commitments and contingencies	-	-
Preferred stock, $.001 par value; 5,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 45,000 shares authorized; outstanding 8,554 at December 31, 2007 and 8,496 at June 30, 2007	9	9
Additional paid-in capital	77,360	76,737
Accumulated deficit	(13,841)	(7,855)
Total stockholders' equity	63,528	68,891
	$72,069	$78,101

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Net revenues:
Grading, authentication and related services	$9,148	$8,715	$19,882	$18,561
Product sales	816	78	907	130
	9,964	8,793	20,789	18,691
Cost of revenues:
Grading, authentication and related services	6,004	4,298	11,176	8,623
Product sales	793	69	821	100
	6,797	4,367	11,997	8,723
Gross profit	3,167	4,426	8,792	9,968
Selling and marketing expenses	1,861	1,433	3,879	2,695
General and administrative expenses	3,729	3,681	7,677	7,660
Amortization of intangible assets	286	187	556	358
Total operating expenses	5,876	5,301	12,112	10,713
Operating loss	(2,709)	(875)	(3,320)	(745)
Interest income, net	296	546	740	1,113
Other income	2	2	3	6
Income (loss) before income taxes	(2,411)	(327)	(2,577)	374
Provision (benefit) for income taxes	(962)	(147)	(1,028)	171
Income (loss) from continuing operations	(1,449)	(180)	(1,549)	203
Income from discontinued operations, net of gain on sales of discontinued businesses (net of income taxes)	6	80	(4)	91
Net income (loss)	$(1,443)	$(100)	$(1,553)	$294

Net income (loss) per basic share:
Income (loss) from continuing operations	$(0.17)	$(0.02)	$(0.18)	$0.02
Income from discontinued operations, net of gain on sales of discontinued businesses (net of income taxes)	-	0.01	-	0.01
Net income (loss)	$(0.17)	$(0.01)	$(0.18)	$0.03

Net income (loss) per diluted share:
Income (loss) from continuing operations	$(0.17)	$(0.02)	$(0.18)	$0.02
Income from discontinued operations, net of gain on sales of discontinued businesses (net of income taxes)	-	0.01	-	0.01
Net income (loss)	$(0.17)	$(0.01)	$(0.18)	$0.03

Weighted average shares outstanding:
Basic	8,491	8,309	8,477	8,328
Diluted	8,491	8,309	8,477	8,631
Dividends declared per common share	$0.25	$0.08	$0.50	$0.16

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